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                FOURTH AMENDMENT TO THE ITERATED SYSTEMS, INC.
                  1994 AMENDED AND RESTATED STOCK OPTION PLAN

     The Iterated Systems, Inc. 1994 Amended and Restated Stock Option Plan (the "Plan") is hereby amended in the following respect, effective April 12, 1999:

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     The first sentence of Section 3 of the Plan is deleted in its entirety and the following new first sentence is substituted therefor:

     The total number of Shares that may be issued pursuant to the ISOs or Non-ISOs granted under the Plan shall not, in the aggregate, exceed four million four hundred thousand (4,400,000), as adjusted below and pursuant to Section 14.

     The foregoing Amendment was approved by the Board of Directors on February 26, 1999 and by the Shareholder on April 12, 1999.

                                             /s/ Haines H. Hargrett
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                                             Corporate Secretary